EXHIBIT 4.06



VTR Capital Inc.
99 Wall Street
New York, NY  10005


                               RE: KIDS STUFF, INC.

Gentlemen:

      The undersigned is the beneficial and record holder of shares of common stock, par value $.001 per share ("Common Stock"), and/or other Securities (together with Common Stock, the "Securities") of Kids Stuff, Inc., a Delaware corporation (the "Company"). In connection with the proposed public offering of Units, each Unit consisting of two (2) shares of Common Stock and one (1) Class A Warrant, and in consideration of your acting as underwriter for such public offering, the undersigned agrees to not directly or indirectly, for a period of twenty four (24) months following the effective date of the registration statement relating to such public offering, offer, sell (including by effecting any short sale), loan, hypothecate, pledge, grant any option for the sale of, acquire any option to dispose of, or otherwise dispose of any Securities without obtaining your prior written consent (which consent may be withheld or granted in your discretion). The undersigned acknowledges and agrees that in order to enforce the covenants contained in this letter agreement, the Company will impose stop-transfer instructions with respect to the Securities owned by the undersigned until the end of such twenty four (24) month period.



Date: ___________________, 1997         ______________________________
                                        Signature



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